Exhibit 10.1

EXECUTION VERSION

JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

September 2, 2021

To:	Ashland Global Holdings Inc.
8145 Blazer Drive
Wilmington, DE 19808
Attention: Vice President and Treasurer
Telephone No.: (614) 790-2095

From:	JPMorgan Chase Bank, National Association

Re:	Master Confirmation—Uncollared Accelerated Share Repurchase

This master confirmation (this “Master Confirmation”), dated as of September 2, 2021, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between JPMorgan Chase Bank, National Association (“Dealer”) and Ashland Global Holdings Inc., a Delaware corporation (“Counterparty”).  This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction.  The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law as the governing law (without reference to its choice of law provisions) and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and Dealer, with a “Threshold Amount” of USD 100 million for Counterparty and a “Threshold Amount” equal to 3% of shareholders’ equity of Dealer’s ultimate parent as of the date hereof for Dealer; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) the following sentence shall be added to the end thereof:  “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within three Local Business Days of such party’s receipt of written notice of its failure to pay.”; (c) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; (d) for purposes of Section 3(f) of the Agreement, Dealer makes the following representation: it is a national banking association organized under the laws of the United States and a U.S. person for U.S. federal income tax purposes; and (e) for purposes of Section 3(f) of the Agreement, Counterparty makes the following representation: it is a U.S. person for U.S. federal income tax purposes, it is a corporation for U.S. federal income tax purposes organized under the laws of the state of Delaware and (f) for purposes of Section 4(a)(i) and (ii) of the Agreement, each party agrees to deliver a complete and accurate United States Internal Revenue Service Form W-9 to the other party upon execution of this Master Confirmation, promptly upon reasonable demand by the other party, and promptly upon learning that any such form previously provided has become obsolete or incorrect.

The Transactions shall be the sole Transactions under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement.  Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.          Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions.  Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms.

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer:	Counterparty
Seller:	Dealer
Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “ASH”).
Exchange:	The New York Stock Exchange
Related Exchange(s):	All Exchanges.
Prepayment/Variable Obligation:	Applicable
Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation.

Rule 10b-18 VWAP Price:
For any Exchange Business Day, the Rule 10b-18 volume-weighted average price per Share on the Exchange on such Exchange Business Day as published on Bloomberg Page “ASH.N <Equity> AQR SEC” or any successor page thereto at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session), or if such price is not so reported on such Exchange Business Day or if such price is manifestly erroneous, the  volume-weighted average price at which the Shares trade as reported in the composite transactions for the principal U.S. securities exchange on which such Shares are then listed on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent, acting in a commercially reasonable manner (all such trades other than any trades described in clauses (i) to (iv) above, “Rule 10b-18 Eligible Transactions”).

Forward Price: Forward Price Adjustment Amount:
For each Transaction, the arithmetic average of the Rule 10b-18 VWAP Prices for all of the Calculation Dates in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.

For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:
For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date for such Transaction (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Exchange Business Day immediately following the designated Accelerated Termination Date.

Calculation Dates:
For each Transaction, any date that is both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation. For the avoidance of doubt and notwithstanding anything to the contrary in the Agreement, in the Equity Definitions, in this Master Confirmation or in any Supplemental Confirmation, the Calculation Agent shall not, and shall not be permitted to, adjust or otherwise change any of the dates identified as Calculation Dates for any Transaction in the related Supplemental Confirmation (it being understood that this sentence will not limit the ability to add Calculation Dates as provided in this Master Confirmation and/or any Supplemental Confirmation, subject to any applicable conditions therefor set forth herein or therein).

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable judgment, postpone the Scheduled Termination Date by one Calculation Date for each such Disrupted Day, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period by one Calculation Date for each such Disrupted Day.  The Calculation Agent may also determine that (i) such Disrupted Day is a Disrupted Day in full, in which case the Rule 10b-18 VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day (for the avoidance of doubt, other than any Disrupted Day resulting from a Market Disruption Event that is deemed to have occurred pursuant to Section 7 hereof and is deemed to be a Disrupted Day in full as a result of the last sentence of Section 7 hereof) is a Disrupted Day only in part, in which case the Rule 10b-18 VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the Rule 10b-18 VWAP Price for the relevant Calculation Dates during the Calculation Period or the relevant Exchange Business Days during the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on the nature and duration of any Market Disruption Event and the volumes, historical prices and/or volatility with respect to the Shares (in each case, over a commercially reasonable period or periods) and price of the Shares.  Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period for any Transaction or the Settlement Valuation Period for any Transaction, as the case may be, and each of the nine immediately following Calculation Dates is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable judgment, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event in respect of such Transaction or (y) an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

Settlement Terms.

Settlement Procedures:	For each Transaction:

(i)
if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction; or

(ii) if the Number of Shares to be Delivered for such Transaction is negative, then the Counterparty Settlement Provisions in Annex A hereto shall apply to such Transaction.

Number of Shares to be Delivered:
For each Transaction, a number of Shares (rounded down to the nearest whole number) equal to (a)(i) the Prepayment Amount for such Transaction, divided by (ii)(A) the Forward Price for such Transaction minus (B) the Forward Price Adjustment Amount for such Transaction, minus (b) the number of Initial Shares for such Transaction; provided that if the result of the calculation in clause (a)(ii) is equal to or less than the Floor Price for such Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if clause (a)(ii) were replaced with “(ii) the Floor Price for such Transaction”.  For the avoidance of doubt, if the Forward Price Adjustment Amount for any Transaction is a negative number, clause (a)(ii) of the immediately preceding sentence shall be equal to (A) the Forward Price for such Transaction, plus (B) the absolute value of the Forward Price Adjustment Amount.

Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:
For each Transaction, if the Number of Shares to be Delivered for such Transaction is positive, (x) in the case of an Accelerated Termination Date, the date that is one Settlement Cycle immediately following the date on which Dealer delivers notice of such Accelerated Termination Date and (y) in the case of a Termination Date occurring on the Scheduled Termination Date, the date that is one Settlement Cycle immediately following the Termination Date.

Settlement Currency:	USD

Initial Share Delivery:
For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments.

Potential Adjustment Event:
In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above (including, for the avoidance of doubt, pursuant to Section 7 hereof), (y) a Regulatory Disruption as described in Section 7 occurs or (z) a Disruption Event occurs.  In the case of any event described in clause (x), (y) or (z) above occurs, the Calculation Agent may, in its commercially reasonable judgment, adjust any relevant terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement, Regulatory Disruption or Disruption Event, as the case may be; provided that the Calculation Agent shall not adjust any of the dates identified as Calculation Dates in the related Supplemental Confirmation (it being understood that this proviso will not limit the ability to add Calculation Dates as provided in this Master Confirmation and/or any Supplemental Confirmation, subject to any applicable conditions therefor set forth herein or therein). Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions,  an Extraordinary Dividend shall not constitute a Potential Adjustment Event and no Transaction pursuant to this Master Confirmation shall constitute a Potential Adjustment Event.

Extraordinary Dividend:
For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, differs from the Ordinary Dividend Amount.

Consequences of Extraordinary Dividend:
The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period for any Transaction shall, at the election of the Dealer, constitute an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction (and any amount payable in respect of such Additional Termination Event shall be determined without regard to the difference between actual dividends declared and expected dividends as of the Trade Date).

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Early Ordinary Dividend Payment:
For each Transaction, if an ex-dividend date for any Dividend that is not (x) an Extraordinary Dividend or (y) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period for such Transaction and is prior to the Scheduled Ex-Dividend Date for such Transaction for the relevant calendar quarter (as determined by the Calculation Agent), the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to offset the change to the fair value of such Transaction attributable to the timing of such Early Ordinary Dividend Payment.

Scheduled Ex-Dividend Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Relevant Dividend Period:	For each Transaction, the period from, and including, the Trade Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.

Relevant Dividend Period End Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date for such Transaction.

Extraordinary Events.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:
Applicable; provided that (a) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%”, (b) Section 12.1(l) of the Equity Definitions shall be amended (i) by deleting the parenthetical in the fifth line thereof, (ii) by replacing “leads to the” in the fifth line thereof with “, if completed, would lead to a” and (iii) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (c) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or Tender Offer shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Section 11 below).

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation

Hedging Party:	Dealer

Determining Party:	Dealer

(e) Hedging Disruption:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

(f) Increased Cost of Hedging:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedging Party:	Dealer

Determining Party:	Dealer

Hedging Adjustments:
Notwithstanding anything to the contrary in this Master Confirmation, the Equity Definitions or the Agreement, to the extent Dealer, acting in any capacity, makes any judgment, calculation, adjustment or determination, or exercises its discretion to take into account the effect of an event on the Transaction, it shall do so based on the assumption that the Hedging Party maintains a commercially reasonable Hedge Position at the time of such event.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

2.	Calculation Agent.
Dealer. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, (i) whenever any of the Calculation Agent, Determining Party or Hedging Party is required to act or to exercise judgment or discretion in any way with respect to any Transaction hereunder (including, without limitation, by making calculations, adjustments or determinations with respect to any Transaction), it will do so in good faith and in a commercially reasonable manner, (ii) to the extent Dealer, acting in any capacity, makes any judgment, calculation, adjustment or determination, or exercises its discretion to take into account the effect of an event on the Transaction, it shall do so based on the assumption that the Hedging Party maintains a commercially reasonable Hedge Position at the time of such event, and (iii) the Calculation Agent shall not adjust the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction (it being understood that this clause (iii) will not limit the ability to add Calculation Dates as provided in this Master Confirmation and/or any Supplemental Confirmation, subject to any applicable conditions therefor set forth herein or therein). Dealer shall, within (five) 5 Exchange Business Days of a written request by Counterparty, provide a written explanation of any judgment, calculation, adjustment or determination made by Dealer, as to the Transaction, in its capacity as Calculation Agent, Determining Party, Hedging Party, Seller or otherwise, including, where applicable, a description of the methodology and the basis for such judgment, calculation, adjustment or determination in reasonable detail, it being agreed and understood that Dealer shall not be obligated to disclose any confidential or proprietary models or other information that Dealer believes to be confidential, proprietary or subject to contractual, legal or regulatory obligations not to disclose such information, in each case, used by it for such judgment, calculation, adjustment or determination.

3.	Account Details.

(a) Account for payments to Counterparty:

	Bank: ABA#: Swift: Acct No.: Beneficiary:	Citibank, N.A. As set forth in Supplemental Confirmation As set forth in Supplemental Confirmation As set forth in Supplemental Confirmation Ashland Global Holdings Inc.

Account for delivery of Shares to Counterparty: As set forth in the Supplemental Confirmation.

(b) Account for payments to Dealer:

As set forth in Supplemental Confirmation

Account for delivery of Shares to Dealer:

As set forth in Supplemental Confirmation

4.	Offices.

(a) The Office of Counterparty for each Transaction is: 8145 Blazer Drive Wilmington, DE 19808

(b) The Office of Dealer for each Transaction is: New York

JPMorgan Chase Bank, National Association New York Branch 383 Madison Avenue New York, NY, 10179

5.	Notices.

(a) Address for notices or communications to Counterparty:

As set forth in Supplemental Confirmation

(b) Address for notices or communications to Dealer:

As set forth in Supplemental Confirmation

6.	Representations, Warranties and Agreements.

(a)
Additional Representations, Warranties and Covenants of Each Party.  In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(i)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended).

(ii)
The offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(b)
Additional Representations, Warranties and Covenants of Counterparty.  In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:

(i)
As of the Trade Date for each Transaction hereunder, Counterparty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of this Master Confirmation and the Supplemental Confirmation for such Transaction has been duly authorized, executed and delivered by Counterparty and (assuming due authorization, execution and delivery thereof by Dealer) this Master Confirmation, as supplemented by such Supplemental Confirmation, constitutes a valid and legally binding obligation of Counterparty.  Counterparty has all corporate power to enter into this Master Confirmation and such Supplemental Confirmation and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof.

(ii)
As of the Trade Date for each Transaction hereunder, the execution and delivery by Counterparty of, and the performance by Counterparty of its obligations under, this Master Confirmation and the Supplemental Confirmation for such Transaction, and the consummation of the transactions herein and therein contemplated, do not conflict with or violate (A) any provision of the certificate of incorporation, by-laws or other constitutive documents of Counterparty, (B) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over Counterparty or any of its assets or (C) any contractual restriction binding on or affecting Counterparty or any of its subsidiaries or any of its assets in any material respect.

(iii)
As of the Trade Date for each Transaction hereunder, all governmental and other consents that are required to have been obtained by Counterparty with respect to performance, execution and delivery of this Master Confirmation and the Supplemental Confirmation for such Transaction have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(iv)
As of the Trade Date for each Transaction hereunder, (A) such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program, and (B) there is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of such Transaction, including, without limitation, the purchases of Shares to be made pursuant to such Transaction.

(v)
As of the Trade Date for each Transaction hereunder, the entry by Counterparty into such Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)
As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any election with respect to any Transaction hereunder, it is not making such election, in each case (A) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (B) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer in violation of the Exchange Act or (C) to create, and it will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

(vii)
Counterparty (A) is an “institutional account” as defined in FINRA Rule 4512(c); (B) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (C) will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing; (D) has total assets of at least USD 50,000,000 as of the date hereof; and (E) will notify Dealer if any of the statements contained in clauses (A) through (D) immediately above ceases to be true at any time a Transaction is outstanding.

(viii)
As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, Counterparty is in compliance in all material respects with its reporting obligations under the Exchange Act.

(ix)
Counterparty has made, and will make, all filings required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to each Transaction.

(x)
The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 7 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 below.  Counterparty is not currently contemplating any “distribution” (as defined in Regulation M promulgated under the Exchange Act) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act).  “Regulation M Period” means, for any Transaction, (A) the Relevant Period (as defined below) for such Transaction, (B) the Settlement Valuation Period, if any, for such Transaction and (C) the Seller Termination Purchase Period (as defined below), if any, for such Transaction.  “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the later of (1) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (2) if Section 15 is applicable to such Transaction, the date on which all deliveries owed pursuant to Section 15 have been made.

(xi)
As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Settlement Date, any Cash Settlement Payment Date and any Settlement Method Election Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S.  Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(xii)	Counterparty is not, and after giving effect to each Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xiii)
Counterparty has not entered, and will not, without the prior written consent of Dealer, enter, into any repurchase transaction with respect to the Shares (or any security convertible into or exchangeable for the Shares) (including, without limitation, any agreements similar to the Transactions described herein) where any initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period (each however defined) in such other transaction will overlap at any time (including, without limitation, as a result of extensions in such initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period as provided in the relevant agreements) with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation or any Supplemental Confirmation, other than the Dealer Permitted OMR Transactions or pursuant to Permitted Actions, each as defined below.  Notwithstanding anything to the contrary in the Agreement, the Equity Definitions, this Master Confirmation or any Supplemental Confirmation, nothing therein or herein shall: (i) limit the ability of Counterparty (or any “affiliated purchaser” or “agent independent of the issuer”, each as defined in Rule 10b-18 of the Exchange Act), pursuant to any “plan” (as defined in Rule 10b-18) of Counterparty, to re-acquire Shares from plan participants in connection with any equity transaction related to such plan, (ii) limit Counterparty’s ability to withhold Shares to cover tax liabilities associated with such equity transactions or (iii) otherwise restrict Counterparty’s ability to repurchase Shares under privately negotiated off-exchange repurchases of Shares that Counterparty does not reasonably expect to result in purchases of Shares in the market (collectively, the “Permitted Actions”); provided that any re-acquisition, withholding or repurchase described in the foregoing clauses (i), (ii) and (iii) does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18 under the Exchange Act).

(xiv)
Counterparty shall, at least one day prior to the first day of the Calculation Period, the Settlement Valuation Period, if any, or the Seller Termination Purchase Period, if any, for any Transaction, notify Dealer of the total number of Shares, if any, purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth in Schedule B hereto.

(xv)	As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, there has not been any Merger Announcement (as defined below).

(c)
Additional Representations, Warranties and Covenants of Dealer.  In addition to the representations, warranties and covenants in the Agreement, Dealer represents, warrants and covenants to Counterparty that:

(i)
Dealer and its affiliates have implemented reasonable policies and procedures, taking into consideration the nature of their business, designed to ensure that individuals making investment decisions related to each Transaction do not violate laws prohibiting trading on the basis of material non-public information.

(ii)
In connection with each Transaction, Dealer has not, at any time before the Trade Date for such Transaction, discussed any offsetting transaction(s) in respect of such Transaction with any third party.

(iii)
Within one Exchange Business Day of purchasing any Shares on behalf of Counterparty pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18, Dealer shall notify Counterparty of the total number of Shares so purchased.

(iv)	[Reserved].

(v)
In addition to the covenants in the Agreement and herein, and subject to any Supplemental Confirmation, Dealer agrees to use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of the first sentence of this Section 6(c)(v), Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

7.
Regulatory Disruption.  In the event that Dealer concludes, in its good faith, reasonable discretion, based on the advice of counsel, that it is appropriate with respect to (x) any legal, regulatory or self-regulatory requirements or (y) related policies and procedures similarly applicable to accelerated share repurchase transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for it to refrain from or decrease any market activity in which it would otherwise engage in order to establish or maintain a commercially reasonable Hedge Position in connection with a Transaction on any Calculation Date or Calculation Dates during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Calculation Date or Calculation Dates. If Dealer determines in good faith that a Market Disruption Event has occurred on any Calculation Date solely pursuant to clause (y) above and solely with respect to voluntarily adopted policies and procedures, such Calculation Date shall be a Disrupted Day in full, and not a Disrupted Day only in part.

8.	10b5-1 Plan. Counterparty represents, warrants and covenants to Dealer that:

(a)
Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.  For the avoidance of doubt, the parties hereto acknowledge that the Permitted Actions shall not fall within the ambit of the previous sentence.  Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)
During the Calculation Period and the Settlement Valuation Period, if any, for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or Affiliate) may effect transactions in Shares in connection with such Transaction.  The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer.  Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(c)
Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Dealer (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, over how, when or whether Dealer (or its agent or Affiliate) enters into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(d)
Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(e)
Counterparty shall not, directly or indirectly, communicate any information relating to the Shares or any Transaction (including, without limitation, any notices required by Section 10(a)) to any employee of Dealer, other than as set forth in the Communications Procedures attached as Annex B hereto.

9.
Counterparty Purchases.  Counterparty (or any “affiliate” or “affiliated purchaser” as defined in Rule 10b-18) shall not, without the prior written consent of Dealer, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable), under this Master Confirmation. Nothing in this Section 9 shall prohibit or apply to Permitted Actions.

10.	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)	Counterparty agrees that it:

(i)
will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction make, or, to the extent within Counterparty’s reasonable control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)
shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Merger Announcement that such Merger Announcement has been made; and

(iii)
shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through Dealer or its Affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction.  Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct.  In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(b)
Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 above.

(c)
Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), Dealer in its good faith discretion may (i) cause the Calculation Agent, in a commercially reasonable manner, to make adjustments to the terms of any Transaction (other than the dates identified as Calculation Dates in the related Supplemental Confirmation) to take into account the economic effects of such an event on such Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period (it being understood that this clause (i) will not limit the ability to add Calculation Dates as provided in this Master Confirmation and/or any Supplemental Confirmation, subject to any applicable conditions therefor set forth herein or therein) or (ii) treat the occurrence of such Merger Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than, solely for purposes of this Section 10, any such transaction in which the consideration consists solely of cash and there is no valuation period.

11.	Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)
If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent, acting in good faith and in a commercially reasonable manner,  may make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (including adjustments to account for changes in volatility, stock loan rate and liquidity relevant to the Shares or to such Transaction).  If the number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A hereto shall apply.

(b)
“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that is reasonably likely to result in an Acquisition Transaction (as commercially reasonably determined by Dealer taking into account the market price of the Shares, volatility with respect to the Shares, the fair value of the Transaction and such other factors as Dealer deems relevant in its commercially reasonable discretion), or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention).  For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(c)
“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty or (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.	Acknowledgments.

(a)	The parties hereto intend for:

(i)
each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)
a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)
all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)	Counterparty acknowledges that, subject to any Supplemental Confirmation:

(i)
during the term of any Transaction, Dealer and its Affiliates may buy (on Calculation Dates) or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)	Dealer and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to any Transaction;

(iii)
Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the Rule 10b-18 VWAP Price;

(iv)
any market activities of Dealer and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price, the Settlement Price  and the Rule 10b-18 VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)
each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

13.
No Collateral, Netting or Setoff.  Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral.  Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

14.
Delivery of Shares.  Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date; provided, however, that such separate deliveries shall have no effect on payment obligations of Counterparty or the timing thereof.

15.
Alternative Termination Settlement.  In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent shall take into account the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Units in a commercially reasonable manner in order to fulfill its delivery obligations under this Section 15, so long as such purchase prices reflect the prevailing market prices of Shares, or, to the extent a prevailing market price is reasonably determinable based on actual transactions, Alternative Delivery Units); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the provisions of this Section 15 above providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply only if Counterparty represents and warrants to Dealer, in writing on the date it notifies Dealer of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.  If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 15 is to be made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty.  For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 15 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.  If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Dealer pursuant to this Section 15, the period during which Dealer purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 15 shall be referred to as the “Seller Termination Purchase Period”.

16.
Calculations and Payment Date upon Early Termination.  The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on expected losses or gains assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or gain.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 15, such Shares or Alternative Delivery Units shall be delivered on a date selected by Dealer as promptly as practicable.

17.
Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, JPMorgan may not be entitled to take delivery of any Shares deliverable hereunder to the extent (but only to the extent) that, after such receipt of any Shares hereunder, the Equity Percentage would exceed 8%.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery the Equity Percentage would exceed 8%. If any delivery owed to JPMorgan hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, JPMorgan gives notice to Counterparty that, after such delivery, the Equity Percentage would not exceed 8%.  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that JPMorgan and any of its affiliates or any other person subject to aggregation with JPMorgan for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which JPMorgan is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

18.
Maximum Share Delivery.  Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.

19.	Additional Termination Events.

(a)
The occurrence of an event described in paragraph III of Annex B hereto will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transactions specified in such paragraph III as the Affected Transactions.

(b)
Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for any Transaction, then an Additional Termination Event will occur without any notice or action by Dealer or Counterparty if the closing price of the Shares on the Exchange is below such Termination Price for any two consecutive Exchange Business Days, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

20.
Non-confidentiality.  Dealer and Counterparty hereby acknowledge and agree that, subject to Section 8(e), each is authorized to disclose every aspect of this Master Confirmation, any Supplemental Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

21.
Communications with Employees of J.P. Morgan Securities LLC.  If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.

22.
Assignment and Transfer; Designation of Affiliates.  Notwithstanding anything to the contrary in the Agreement, Dealer may not assign any of its rights or duties hereunder without the prior written consent of Counterparty; provided that, notwithstanding the foregoing or anything to the contrary herein or in the Agreement, Dealer may, without the consent of Counterparty, assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer whose obligations are guaranteed by Dealer or its ultimate parent pursuant to a guarantee of Dealer or its ultimate parent relating to the obligations of the Dealer under the Agreement and the Transactions and otherwise in form and substance consistent with industry norms for guarantees by financial institutions at that time of derivative transactions entered into by their affiliates; provided that (i) no Event of Default, Potential Event of Default or Termination Event with respect to which Dealer is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (ii) no Additional Disruption Event or other event giving rise to a right or responsibility to terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, (iii) at the time of such assignment or transfer, Counterparty would not, as a result of such assignment or transfer, reasonably be expected at any time either (A) to be required to pay (including a payment in kind) to Dealer or such Transferee an amount in respect of an Indemnifiable Tax greater than the amount Counterparty would have been required to pay to Dealer in the absence of such transfer or (B) to receive a payment (including a payment in kind) from which an amount is required to be deducted or withheld for or on account of a Tax as to which no additional amount is required to be paid, (iv) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the transfer complies with the requirements of clause (iii) in this paragraph, (v) Counterparty would not, at the time and as a result of such transfer or assignment, reasonably be expected to become subject to any registration, qualification, reporting or other requirement under applicable law or regulation to which it would not otherwise have been subject absent such transfer or assignment and (vi) Dealer shall be responsible for reasonable fees and actual, documented out-of-pocket expenses, including reasonable fees and actual, documented out-of-pocket expenses of external counsel, incurred by Counterparty in connection with any transfer or potential transfer by Dealer. Dealer may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares.

Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations; provided that (I) any such designation shall not have a material adverse tax or regulatory consequence to Counterparty, (II) an Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such designation and (III) Dealer shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Counterparty in connection with any such designation.  In respect of any such designation, Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.  For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not completed by its designee at or prior to the time Dealer was required to perform such obligations, Dealer shall be obligated to continue to perform in respect of such obligations.

23.	Amendments to the Equity Definitions.

(a)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”.

(b)
The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine in its commercially reasonable judgment whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by replacing the words “diluting or concentrative” with the words “material economic”.

(c)
Section 11.2(e)(v) of the Equity Definitions is hereby amended by adding the words “at a premium to the current market price thereof (as determined by the Calculation Agent) (other than in connection with Permitted Actions)” after the word “Shares” in such Section.

(d)
Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “event that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “corporate event involving the Issuer that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the relevant Transaction”.

(e)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(f)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(g)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i)
adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to the Hedging Party that it is not in possession of any material non-public information with respect to the Non-Hedging Party or the Shares” at the end of subsection (C); and

(ii)	deleting clause (X) in the final sentence.

(h)
Section 2(a)(iii) of the Agreement is hereby amended by deleting the words “or Potential Event of Default” in clause (1) of such Section and deleting the word “and” immediately before subsection (3) and deleting clause “(3)” in its entirety.

(i)
Section 12.9(b)(vi) of the Equity Definitions is hereby amended by adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to the Hedging Party that it is not in possession of any material non-public information with respect to the Non-Hedging Party or the Shares” at the end of subsection (C).

24.	[Reserved].

25.
Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to Dealer rights against Counterparty with respect to any Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than any Transaction.

26.
Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Hedging Disruption, Increased Cost of Hedging, or Illegality).

27.
Delivery of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Buyer, nothing in this Master Confirmation shall be interpreted as requiring Buyer to cash settle any Transaction hereunder, except in circumstances where cash settlement is within Buyer’s control (including, without limitation, where Buyer elects to deliver or receive cash, where Buyer fails timely to elect to deliver Settlement Shares pursuant Annex A hereof in settlement of any Transaction hereunder or to deliver or receive Alternative Termination Delivery Units, or where Buyer has made settlement by delivery of Unregistered Settlement Shares in accordance with Annex A hereof unavailable due to the occurrence of events within its control) or in those circumstances in which holders of the Shares would also receive cash.

28.
Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

29.
Counterparts.  This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

30.
U.S. Resolution Stay Protocol.  The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, JPMorgan shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, JPMorgan shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” JPMorgan shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to JPMorgan replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

31.
CARES Act.  Counterparty represents and warrants that it has not applied, and shall not, until after the first date on which no portion of a Transaction pursuant to this Master Confirmation remains outstanding following any final exercise and settlement, cancellation or early termination of each such Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Counterparty comply with any requirement not to repurchase, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that Counterparty has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (ii) where the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

32.
Withholding Tax with Respect to Non-US Counterparties.  “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any U.S. federal withholding tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or any Treasury regulations or other guidance issued thereunder).  For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ Brett Chalmers
Authorized Signatory
Name: Brett Chalmers
Title: Vice President

Accepted and confirmed
as of the date first set
forth above:

ASHLAND GLOBAL HOLDINGS INC.
By:	/s/ William Whitaker
Authorized Signatory
Name: William Whitaker
Title: Vice President & Treasurer

[Signature page to Master Confirmation]

SCHEDULE A

FORM OF SUPPLEMENTAL CONFIRMATION

JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

  [   ], 2021

To:	Ashland Global Holdings Inc.
8145 Blazer Drive
Wilmington, DE 19808
Attention: Vice President and Treasurer
Telephone No.: (614) 790-2095

From:	JPMorgan Chase Bank, National Association

Ref. No:	[Insert Reference No.]

Re:	Supplemental Confirmation—Uncollared Accelerated Share Repurchase

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association (“Dealer”) and Ashland Global Holdings Inc., a Delaware corporation (“Counterparty”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.          This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation, dated as of [   ], 2021 (the “Master Confirmation”), between Dealer and Counterparty, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.          The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date: Forward Price Adjustment Amount:	[__] USD [__]

Calculation Period Start Date:	[__]

Scheduled Termination Date:	[__]

First Acceleration Date:	[__]

Prepayment Amount: Prepayment Date:	USD [__] [__]

Initial Shares:
[___] Shares; provided that if, in connection with the Transaction, Dealer is unable, after using commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire, and thereafter Dealer shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares equal to the shortfall in the Initial Share Delivery and to deliver such additional Shares as soon as reasonably practicable (it being understood, for the avoidance of doubt, that in using such commercially reasonable efforts Dealer shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures). For the avoidance of doubt, the aggregate of all shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Initial Share Delivery Date: Ordinary Dividend Amount:	[__] For any Dividend before the Termination Date, USD [___] per Share For any Dividend after the Termination Date, USD 0.00 per Share

Scheduled Ex-Dividend Dates:	[__]

Initial Stock Loan Rate:	25 basis points per annum

Maximum Stock Loan Rate: Maximum Number of Shares:	200 basis points per annum [___] Shares

Floor Price: Termination Price:	USD [0.01] per Share USD [___] per Share

Additional Relevant Days:	The [___] Exchange Business Days immediately following the Calculation Period.

Reserved Shares:	Notwithstanding anything to the contrary in the Master Confirmation, as of the date of this Supplemental Confirmation, the Reserved Shares shall be equal to [___] Shares.

3.	Calculation Dates:

1.	2.	3.
4.	5.	6.
7.	8.	9.
10.	11.	12.
13.	14.	15.
16.	17.	18.
19.	20.	21.

22.	23.	24.
25.	26.	27.
28.	29.	30.
31.	32.	33.
34.	35.	36.
37.	38.	39.
40.	41.	42.
43.	44.	45.
46.	47.	48.
49.	50.	51.
52.	53.	54.
55.	56.	57.
58.	59.	60.
61.	62.	63.
64.	65.	66.
67.	68.	69.
70.	71.	72.
73.	74.	75.
76.	77.	78.
79.	80.	81.
82.	83.	84.

Calculation Agent may, under the circumstances specified in and in accordance with the terms under the heading “Valuation Disruption” in the Master Confirmation, add additional Calculation Dates beginning with [  ] and continuing with every Scheduled Trading Day thereafter.  For the avoidance of doubt and notwithstanding anything to the contrary in the Agreement, in the Equity Definitions, in the Master Confirmation or in this Supplemental Confirmation, the Calculation Agent shall not, and shall not be permitted to, adjust or otherwise change any of the dates identified as Calculation Dates for any Transaction (it being understood that this sentence will not limit the ability to add Calculation Dates as provided in this Master Confirmation and/or any Supplemental Confirmation, subject to any applicable conditions therefor set forth herein or therein). Notwithstanding anything to the contrary in the Agreement, in the Equity Definitions, in the Master Confirmation or in this Supplemental Confirmation, on and after the First Acceleration Date, the Calculation Dates will be every day that is a Scheduled Trading Day occurring on or after such First Acceleration Date.

4.	Account Details:

(a)	Account for payments to Counterparty: Bank: [__] ABA#: [__] Swift: [__] Acct No.: [__] Beneficiary: Ashland Global Holdings Inc. Account for delivery of Shares to Counterparty: [__]

(b)	Account for payments to Dealer: [__] Account for delivery of Shares to Dealer: [__]

5.          Notices:

(a)
Address for notices or communications to Counterparty:

Ashland LLC
5475 Rings Road
Dublin, Ohio 43017
Attention:           William C. Whitaker, Vice President and Treasurer & Adhesives Finance
Telephone No.:   (614) 790-2095
Email Address:    wcwhitaker@ashland.com

With a copy to:

Ashland Global Holdings Inc.
8145 Blazer Dr.
Wilmington, Delaware 19808
Attention:            Yvonne Winkler von Mohrenfels, SVP, General Counsel and Secretary
Telephone No.:    (908) 243-4577
Email Address:    ywinkler@ashland.com

(b)	Address for notices or communications to Dealer:

[To be provided by Dealer]

6.          Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs, except as set forth in any notice delivered pursuant to Section 6(b)(xiv) of the Master Confirmation.

7.          This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:
Authorized Signatory
Name:
Title:

Accepted and confirmed
as of the Trade Date:

ASHLAND GLOBAL HOLDINGS INC.
By:
Authorized Signatory
Name:
Title:

[Signature page to Supplemental Confirmation]

SCHEDULE B

FORM OF CERTIFICATE OF RULE 10B-18 PURCHASES

[Letterhead of Ashland Global Holdings Inc.]

JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

Re:          Uncollared Accelerated Share Repurchase

Ladies and Gentlemen:

In connection with our entry into the Master Confirmation, dated as of [__], 2021 between JPMorgan Chase Bank, National Association and Ashland Global Holdings Inc., a Delaware corporation, as amended and supplemented from time to time (the “Master Confirmation”) and the Supplemental Confirmation thereto, dated as of [__], 2021, we hereby represent that set forth below is the number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks (all as defined in Rule 10b-18 under the Securities Exchange Act of 1934) pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the first day of the [Calculation Period][Settlement Valuation Period][Seller Termination Purchase Period] (as defined in the Master Confirmation) and the week during which the first day of such [Calculation Period][Settlement Valuation Period][Seller Termination Purchase Period] occurs.

Number of Shares:   __________________

We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.

Very truly yours,

ASHLAND GLOBAL HOLDINGS INC.
By:
Authorized Signatory
Name:
Title:

B-1

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.          The following Counterparty Settlement Provisions shall apply to any Transaction to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:
The earlier of (i) the Scheduled Termination Date and (ii) the third Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such third Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount equal to (a) the Number of Shares to be Delivered, multiplied by (b) the Settlement Price.

Settlement Price:	An amount equal to the average of the Rule 10b-18 VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation

Settlement Valuation Period:
A number of Scheduled Trading Days selected by Dealer as necessary to unwind its commercially reasonable Hedge Position in a commercially reasonable manner, beginning on the third Exchange Business Day immediately following the Termination Date.  Dealer shall notify Counterparty of the last Scheduled Trading Day of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Scheduled Trading Day.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:
The later of (x) the Exchange Business Day immediately following the last day of the Settlement Valuation Period and (y) the earlier of the Exchange Business Day immediately following the date of Counterparty’s Settlement Method Election and the Settlement Method Election Date.

Annex A-1

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.          Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.  If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Counterparty’s election of Net Share Settlement.

3.          Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)          a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)          the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c)          as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size by issuers similar to Counterparty and the results of such investigation are reasonably satisfactory to Dealer, in its reasonable judgment; and

(d)          as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by issuers similar to Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of, the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.          If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)          all Unregistered Settlement Shares shall be delivered to Dealer (or any Affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)          as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any Affiliate of Dealer designated by Dealer) that is an institutional accredited investor shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size by issuers similar to Counterparty (including, without limitation, the right to have made available to them for inspection all relevant financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)          as of the date of delivery, Counterparty shall use commercially reasonable best efforts to enter into an agreement (a “Private Placement Agreement”) with Dealer (or any Affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by issuers similar to Counterparty, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of, the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters (provided that the Private Placement Agreement shall only require that the Counterparty use commercially reasonable efforts to provide customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters), and shall provide for the payment by Counterparty of all commercially reasonable fees and documented out-of-pocket expenses of Dealer (and any such Affiliate) in connection with such resale, including, without limitation, all reasonable fees and documented out-of-pocket expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of the parties reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

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(d)          in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

5.          Dealer, itself or through an Affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”).  If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date or, if Counterparty so elects (upon which election Counterparty repeats to Dealer in writing the representations and warranties set forth in Section 6(b)(vi) of the Master Confirmation), Shares (in which case Dealer will deliver a number of Shares having a value equal to such excess, as determined by Dealer in a commercially reasonable manner over a commercially reasonable period of time, with such period deemed to be a new Settlement Valuation Period for purposes of Sections 6(b)(x), 6(b)(xiii), 6(b)(xiv), 7, 8, 9 and 10 of the Master Confirmation), and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6.          If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares.  If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall.  Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

7.          Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for each Transaction be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction under this Master Confirmation (the result of such calculation, the “Capped Number”).  Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

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A – B

Where	A =	the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

	B =	the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means, for each Transaction, as set forth in the Supplemental Confirmation for such Transaction.

If at any time, as a result of this paragraph 7, Counterparty fails to deliver to Dealer any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Dealer thereof and deliver to Dealer a number of Shares not previously delivered as a result of this paragraph 7.  Counterparty agrees to use commercially reasonable efforts to cause the number of authorized but unissued Shares to be increased, if necessary, to an amount sufficient to permit Counterparty to fulfill its obligation to deliver any Settlement Shares.

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ANNEX B

COMMUNICATIONS PROCEDURES

September 2, 2021

I.          Introduction

Ashland Global Holdings Inc. (“Counterparty”) and JPMorgan Chase Bank, National Association (“Dealer”) have adopted these communications procedures (the “Communications Procedures”) in connection with entering into the Master Confirmation (the “Master Confirmation”), dated as of [__], 2021, between Dealer and Counterparty relating to Uncollared Accelerated Share Repurchase transactions.  These Communications Procedures supplement, form part of, and are subject to the Master Confirmation.

II.          Communications Rules

For each Transaction, from the Trade Date for such Transaction until the date all payments or deliveries of Shares have been made with respect to such Transaction, Counterparty and its Employees and Designees shall not engage in any Program-Related Communication with, or disclose any Material Non-Public Information to, any Trading Personnel.  Except as set forth in the preceding sentence, the Master Confirmation shall not limit Counterparty and its Employees and Designees in their communication with Affiliates and Employees of Dealer, including, without limitation, Employees who are Permitted Contacts.

III.          Termination

If, in the sole judgment of any Trading Personnel or any Affiliate or Employee of Dealer participating in any Communication with Counterparty or any Employee or Designee of Counterparty, such Communication would not be permitted by these Communications Procedures, such Trading Personnel or Affiliate or Employee of Dealer shall immediately terminate such Communication.  In such case, or if such Trading Personnel or Affiliate or Employee of Dealer determines following completion of any Communication with Counterparty or any Employee or Designee of Counterparty that such Communication was not permitted by these Communications Procedures, such Trading Personnel or such Affiliate or Employee of Dealer shall promptly consult with his or her supervisors and with counsel for Dealer regarding such Communication.  If, in the reasonable judgment of Dealer’s counsel following such consultation, there is a significant risk that such Communication could materially jeopardize the availability of the affirmative defenses provided in Rule 10b5-1 under the Exchange Act with respect to any ongoing or contemplated activities of Dealer or its Affiliates in respect of any Transaction pursuant to the Master Confirmation, it shall be an Additional Termination Event pursuant to Section 19(a) of the Master Confirmation, with Counterparty as the sole Affected Party and all Transactions under the Master Confirmation as Affected Transactions.

IV.          Definitions

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Confirmation.  As used herein, the following words and phrases shall have the following meanings:

“Communication” means any contact or communication (whether written, electronic, oral or otherwise) between Counterparty or any of its Employees or Designees, on the one hand, and Dealer or any of its Affiliates or Employees, on the other hand.

“Designee” means a person designated, in writing or orally, by Counterparty to communicate with Dealer on behalf of Counterparty.

“Permitted Contact” means any of Mr. David Aidelson, Mr. Brett Chalmers, Mr. Elliot Chalom, Ms. Yana Chernobilsky, Mr. Ganaraj S. Hegde, Mr. Noah L. Wynkoop, or any of their designees; provided that Dealer may amend the list of Permitted Contacts by delivering a revised list of Permitted Contacts to Counterparty.

“Trading Personnel” means Mr. Derek Brown, Mr. Michael Captain, Mr. Spyros Kallipolitis, Mr. Michael Tatro and any other Employee of the public side of the Equity Derivatives Group of Dealer; provided that Dealer may amend the list of Trading Personnel by delivering a revised list of Trading Personnel to Counterparty; and provided further that, for the avoidance of doubt, the persons listed as Permitted Contacts are not Trading Personnel.

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“Employee” means, with respect to any entity, any owner, principal, officer, director, employee or other agent or representative of such entity, and any Affiliate of any of such owner, principal, officer, director, employee, agent or representative.

“Material Non-Public Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor would consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets and similar matters.

“Program-Related Communication” means any Communication the subject matter of which relates to the Master Confirmation or any Transaction under the Master Confirmation or any activities of Dealer (or any of its Affiliates) in respect of the Master Confirmation or any Transaction under the Master Confirmation.

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